Exhibit 99

November 23, 2004

H&P ANNOUNCES THE SALE OF TWO U.S. LAND RIGS

     Helmerich & Payne, Inc. announced today that it sold two idle U. S. land rigs to an undisclosed foreign entity for a total of $23,900,000. The conventional 2000 horsepower rigs last worked in Venezuela during 1998 and had been part of H&P’s conventional fleet for many years.

     Hans Helmerich, President and C.E.O. commented: “The rigs are in excellent condition after a 2002 upgrade in Houston, but both rigs require further sizeable investments for either U.S. or international contracts. After comparing the attractive price offered for the rigs with the projected profit margin in potential markets, and the additional investment necessary for further work, the economic return for this particular selling opportunity was too compelling to turn down.”

     The sale of the rigs will result in a pre-tax profit to the Company of $8,712,000 and net income of approximately $5,433,000 ($0.11 per share) for the Company’s first fiscal quarter ending December 31, 2004.

     Helmerich & Payne, Inc. (HP/NYSE) is a contract drilling company that owns 90 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, 26 rigs located in South America, and one rig in Hungary, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs.

     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by H&P from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: Doug Fears
(918) 588-5208

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